Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Jones Lang LaSalle Incorporated:

We consent to the incorporation by reference in the registration statements of Form S-8 (Nos. 333-110366, 333-117024, 333-42193 and 333-73860) and Form S-3 (No. 333-70969) of Jones Lang LaSalle Incorporated of our reports dated February 29, 2008, with respect to the consolidated balance sheets of Jones Lang LaSalle Incorporated and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of earnings, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Jones Lang LaSalle Incorporated.

Our report on the Company’s consolidated financial statements refers to the Company’s change in method of accounting for stock-based compensation pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” and for defined benefit pension plans pursuant to Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.”

/s/ KPMG

Chicago, Illinois

February 29, 2008